Exhibit 99.1

VERITAS DGC INC. ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR END 2006 RESULTS

Houston – October 4, 2006 – Veritas DGC Inc. (NYSE: VTS) announced its financial results for the fourth fiscal quarter and fiscal year ended July 31, 2006. Revenue, operating income and earnings for the quarter and fiscal year with the comparative amounts for the corresponding periods of the prior fiscal year, were as follows:

	Three Months Ended			Fiscal Year Ended
	July 31,			July 31,
	2006	2005		2006	2005
	(millions, except per share amounts)
Revenue	$178.40	$136.70		$822.20	$634.00
Operating income	12.4	-1.8		132.9	64.2
Net income	6.5	46.2	(1)	82.2	83.0	(1)
Diluted earnings per share	0.16	1.31	(1)	2.08	2.37	(1)

(1) The fourth quarter of fiscal 2005 included a benefit of $36.9 million related to tax valuation allowance reversals.

Veritas Chairman and CEO, Thierry Pilenko, commented, “I am pleased to report that Veritas had a record fiscal year with revenue of $822 million and operating income of $133 million. Strong market conditions combined with impressive multi-client library performance led these excellent results that were across all operating regions and from all product lines. Although our fourth quarter is seasonally slow, revenue was up 31% to $178 million and operating income up $14 million to $12 million quarter-over-quarter. Our robust backlog as of July 31st of $456 million is indicative of the strength and longevity of increased exploration spending in the marketplace and extends our visibility well into 2007.

Looking to the future, I am very excited about the tremendous opportunity the definitive merger agreement between Compagnie Générale de Géophysique (CGG) and Veritas presents. The combination of these two excellent companies, together with the overall long-term market up cycle, will give us the ability to accelerate development of seismic technologies to better serve our customers worldwide and deliver superior returns to our investors.”

Revenue for the fourth quarter of fiscal 2006 was $178.4 million, which is up 31%, compared to $136.7 million reported in the fourth quarter of fiscal 2005. Revenue for the year was up 30% from $634.0 million in fiscal 2005 to $822.2 million in fiscal 2006.

Revenue for the fourth quarter and fiscal year was as follows:

	Three Months Ended		Year Ended
	July 31,		July 31,
	2006	2005	2006	2005
	(millions)
Multi-client:
Land	$24.1	$18.4	$109.8	$54.7
Marine	41.6	46.2	242.3	190.3
Subtotal	65.7	64.6	352.1	245
Contract:
Land	46.7	27.6	203.1	161.6
Marine	66.0	44.5	267	227.4
Subtotal	112.7	72.1	470.1	389
Total Revenue	$178.4	$136.7	$822.2	$634.0

Revenue by region:
North and South America (NASA)	$95.8	$70.1	$541.4	$388.6
Europe, Africa, Middle East, and CIS (EAME)	49.0	35.5	148.7	131
Asia Pacific (APAC)	28.6	26.7	112.5	98.2
Veritas Hampson-Russell (VHR)	5.0	4.4	19.6	16.2
Total Revenue	$178.4	$136.7	$822.2	$634.0

Multi-client

Multi-client revenue in the fourth quarter of fiscal 2006 increased $1 million or 2% from the prior year’s fourth fiscal quarter. The increase was primarily due to strong sales in land multi-client library in the US and Canada, partially offset by weaker sales in offshore West Africa.

Multi-client revenue for fiscal 2006 increased 44% from the prior fiscal year. Increased revenue was driven by strong marine library sales in the Gulf of Mexico and in Brazil. Multi-client land library sales were more than double from a year ago primarily due to sales in US and Canada.

Contract

Contract revenue in the fourth fiscal quarter of 2006 increased $40.6 million or 56% from the prior fiscal year with strong growth coming from marine acquisition and imaging work from across all geographic regions. The revenue increase was also due to land acquisition activities in Canada and in the Middle East.

Contract revenue in fiscal 2006 grew $81.1 million or 21% from the prior fiscal year. Increased revenue came from both land and marine work. Market conditions continue to improve and strengthen our business worldwide and we saw much of the growth in this fiscal year from land acquisition work in Canada and Alaska as well as increased imaging revenue across all geographic operating regions. Marine acquisition revenue remained strong in all geographic regions.

Operating Income

Operating income of $12.4 million in the fourth fiscal quarter of 2006 represents an increase of $14.2 million from the prior fiscal year’s fourth quarter loss of $1.8 million. The improvement in the operating income was driven by an increase in revenue in all regions combined with stronger multi-client operating margins. Operating income was also benefited by a $2.7 million reduction in depreciation expense. This reduction was because the land acquisition assets were considered held for sale for the last two months of the fiscal year and therefore no depreciation expense was recorded during this time. General and administrative expenses of $11.8 million increased $3.5 million from the prior year’s fourth fiscal quarter primarily due to non-recurring costs related to the preparation of the potential sale of the land acquisition business, share-based employee compensation expense resulting from the adoption of new accounting rules, severance costs and increased provision for performance-based incentive compensation.

Operating income of $132.9 million in fiscal 2006 was $68.6 million higher than in fiscal year 2005. This performance was driven by increases in both multi-client revenue and multi-client operating margins. The overall operating margin was also driven by increased revenue and margins in land acquisition work due to increased activity in Canada and Alaska. Operating income was also benefited by the $2.7 million reduction in depreciation expense discussed above. General and administrative expenses of $43.2 million for the fiscal year 2006 increased $11.3 million from the prior fiscal year primarily due to non-recurring costs related to the preparation of the potential sale of the land acquisition business, share-based employee compensation expense resulting from the adoption of new accounting rules, severance costs and increased provision for performance-based incentive compensation.

Other Items

Interest expense increased by $1.0 million from the prior year’s fourth fiscal quarter as a result of increases in the interest rate on the $155.0 million convertible debt. Interest income increased approximately $2.2 million compared to the prior year’s fourth fiscal quarter due to higher interest rates and a higher cash balance.

The Company recognized a pre-tax insurance gain of $2 million in the first quarter of fiscal 2006 related to insurance settlements for the equipment loss on the Veritas Viking experienced in the second quarter of fiscal year 2005. In fiscal year 2005, the Company recognized a pre-tax gain of $10 million in the fourth quarter related to this insurance settlement.

Income Taxes

The Company’s effective tax rate for the quarter ended July 31, 2006 was 55.4% and for the fiscal year ended July 31, 2006 was 41.0%. These rates include approximately $2.5 million of additional tax cost associated with a $55 million one-time repatriation from one of our foreign subsidiaries pursuant to the American Jobs Creation Act of 2004. In the fourth quarter of fiscal 2005, the Company reversed $36.9 million of valuation allowances on certain of its deferred tax assets resulting in a net tax benefit of $37.3 million for the quarter and $6.8 million for the full fiscal year.

Backlog

At July 31, 2006, the Company’s backlog remains near record levels at $456 million compared to $460 million at the end of the third quarter and $302 million at the end of fiscal 2005.

Balance Sheet

The Company ended the fiscal year with approximately $402 million in cash and $155 million in convertible debt. Investment in the multi-client library, net of depreciation, was approximately $64.2 million for the fourth quarter compared to $70.8 million in the prior year’s fourth quarter. Our multi-client library balance was $296.6 million at July 31, 2006. As of July 31, 2006, the assets and liabilities related to our land acquisition business were considered held for sale.

Conference Call and Cautionary Statement

The Company’s customary conference is scheduled for tomorrow, October 5th, at 8:00 a.m. central. Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 800-374-0113 or 706-758-9607.

A live webcast of the conference call with the related slide presentation will be available on the Company’s website, www.veritasdgc.com. Windows Media Player software is required and is available, free of charge, for download through the website. Individuals accessing the webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available shortly after the conclusion of the call until the close of business Thursday, October 19, 2006. Interested persons can phone 800-642-1687 or 706-645-9291 (passcode 2724255#).

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

INVESTOR NOTICE

In connection with the proposed transaction, Compagnie Générale de Géophysique (“CGG”) and Veritas DGC Inc. (“Veritas”) intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the filing by CGG with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the “Registration Statements”), which will include a preliminary prospectus and related materials to register the CGG American Depositary Shares (“ADS”), as well as the CGG ordinary shares underlying such CGG ADSs, to be issued in exchange for shares of Veritas common stock, and Veritas and CGG plan to file with the SEC and mail to their respective stockholders a Proxy Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Veritas, CGG, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Veritas and CGG through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Veritas by contacting Investor Relations at +1 (832) 351-8821 and from CGG by contacting Investor Relations at invrel@cgg.com or by telephone at +33 1 64 47 38 31.

Veritas and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Veritas’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on or about October 28, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Veritas by contacting Investor Relations at +1 (832) 351-8821.

CGG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in CGG’s Form 20-F filed with the SEC on May 9, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from CGG by contacting Investor Relations at +33 1 64 47 38 31.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,			Year Ended July 31,
	2006	2005		2006	2005
Revenue	$178,431	$136,707		$822,188	$634,026
Cost of services	147,548	125,110		623,159	519,008
Research and development	6,689	5,092		22,910	18,882
General and administrative	11,759	8,298		43,240	31,895
Operating income (loss)	12,435	(1,793)		132,879	64,241
Interest expense	2,191	1,193		7,319	3,996
Interest income	(4,360)	(2,182)		(11,989)	(5,262)
Gain on involuntary conversion of assets	—	(9,861)		(2,000)	(9,861)
Other (income) expense, net	57	88		123	(875)
Income before provision for income taxes	14,547	8,969		139,426	76,243
Provision (benefit) for income taxes	8,060	(37,279	)(1)	57,195	(6,758	)(1)
Net income	$6,487	$46,248		82,231	$83,001

Earnings per share:
Basic:
Net income per common share	$0.18	$1.36	(1)	$2.33	$2.45	(1)
Weighted average common shares	35,761	34,046		35,260	33,843

Diluted:
Net income per common share	$0.16	$1.31	(1)	$2.08	$2.37	(1)
Weighted average common shares	40,020	35,304		39,623	35,054

Supplemental Data:
Cash Flow Data:
Depreciation and non-multi-client amortization, net	$8,656	$8,419		$43,920	$41,583
Multi-client amortization	43,333	56,166		200,975	159,725
Multi-client expenditures, net cash	64,208	70,815		165,634	148,373
Capital expenditures	20,380	18,842		67,903	62,375

Balance Sheet Data (at period end):
Cash				$401,955	$249,393
Debt (2)				155,000	155,000
Multi-client data library				296,603	316,793
Total shareholders’ equity				710,544	582,548

(1) The fourth quarter of fiscal 2005 included a benefit of $36.9 million related to tax valuation allowance reversals.

(2) The debt of $155 million has been classified as a current liability since October 31, 2005 because the stock price has remained above the level that triggers the convertibility features of the debt